Exhibit 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

December 4, 2015

Galena Biopharma, Inc.

2000 Crow Canyon Place

Suite 380

San Ramon, California 94583

Ladies and Gentlemen:

We have acted as counsel to Galena Biopharma, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date of this opinion letter, and including a prospectus that forms a part of the Registration Statement (the “Prospectus”), covering the offering of up to 21,625,289 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share, issuable upon exercise of outstanding warrants of the Company described therein (the “Warrants”). This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

We have acted as counsel for the Company in connection with the offer and sale of the Shares. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectuses and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

The law covered by our opinion expressed below is limited to the internal corporate laws of the State of Delaware. We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectuses. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC